Exhibit 10.1
                                                                  Execution Copy


                            SHARE PURCHASE AGREEMENT

                                  BY AND AMONG

                          FIRST NATIONAL HOLDING S.A.,

                         EMERGENT TELECOM VENTURES S.A.,

                            PISCES INVESTMENT LIMITED

                                       AND

                      METROMEDIA INTERNATIONAL GROUP, INC.



                          Dated as of February 17, 2005

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                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----

ARTICLE I DEFINITIONS..........................................................1
  Section 1.1   Defined Terms..................................................1

ARTICLE II PURCHASE AND SALE OF SHARES; PURCHASE PRICE.........................7
  Section 2.1   Sale and Purchase of Shares....................................7
  Section 2.2   Closing; Closing Date..........................................7
  Section 2.3   Deliveries At Closing..........................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER.......................8
  Section 3.1   Organization; Standing and Power; Charter Documents............8
  Section 3.2   Authority; Non-Contravention; Necessary Consents and
                Filings........................................................9
  Section 3.3   Title to the Shares...........................................10
  Section 3.4   Capitalization................................................10
  Section 3.5   Absence of Certain Changes or Events..........................11
  Section 3.6   Taxes.........................................................11
  Section 3.7   Intellectual Property.........................................12
  Section 3.8   Compliance; Permits...........................................13
  Section 3.9   Litigation....................................................14
  Section 3.10  Real Estate...................................................14
  Section 3.11  Material Contracts............................................15
  Section 3.12  Environmental Matters.........................................16
  Section 3.13  Employee Agreements...........................................16
  Section 3.14  No Operations.................................................16
  Section 3.15  Stockholder Vote Required.....................................17
  Section 3.16  Opinion of Financial Advisors.................................17
  Section 3.17  Proxy Statement...............................................17
  Section 3.18  Brokers' and Finders' Fees....................................17
  Section 3.19  Transactions between the Company and Seller...................18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYERS.......................18
  Section 4.1   Organization; Standing and Power..............................18
  Section 4.2   Authority; Non-Contravention; Necessary Consents and
                Filings.......................................................19
  Section 4.3   Financial Ability.............................................19
  Section 4.4   Proxy Statement...............................................19
  Section 4.5   Purchase for Investment.......................................20
  Section 4.6   Brokers' and Finders' Fees....................................20

ARTICLE V COVENANTS AND AGREEMENTS............................................20
  Section 5.1   Conduct of Business of the Company............................20
  Section 5.2   Proxy Statement...............................................24
  Section 5.3   Access to Information; Confidentiality........................24


                                       i
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                                                                            Page
                                                                            ----

  Section 5.4   No Solicitation...............................................26
  Section 5.5   Reasonable Efforts; Additional Actions; Cooperation...........28
  Section 5.6   Notification of Certain Matters...............................29
  Section 5.7   Public Announcements..........................................30
  Section 5.8   Stockholder Approval..........................................30
  Section 5.9   Employee Matters..............................................30
  Section 5.10  Non-Solicitation..............................................30
  Section 5.11  Tax Matters...................................................30
  Section 5.12  Operating Expenditures........................................31
  Section 5.13  Payoff of Senior Notes........................................31
  Section 5.14  Preservation of Records.......................................31
  Section 5.15  Elimination of Inter-Company Accounts.........................32
  Section 5.16  Indemnity With Respect to Brokers Fees........................32

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
           PARTIES TO CLOSE...................................................33
  Section 6.1   Conditions Precedent to the Obligations of the Parties to
                Close.........................................................33
  Section 6.2   Additional Conditions Precedent to the Obligations of the
                Buyers to Close...............................................33
  Section 6.3   Additional Conditions Precedent to the Obligations of the
                Seller to Close...............................................33
  Section 6.4   Frustration of Closing Condition..............................34

ARTICLE VII TERMINATION OF AGREEMENT..........................................34
  Section 7.1   Termination...................................................34
  Section 7.2   Notice of Termination; Effect of Termination..................36
  Section 7.3   Fees and Expenses.............................................37
  Section 7.4   Amendment.....................................................37
  Section 7.5   Extension; Waiver.............................................38

ARTICLE VIII MISCELLANEOUS....................................................38
  Section 8.1   Non-Survival of Representations and Warranties................38
  Section 8.2   Notices.......................................................38
  Section 8.3   Interpretation................................................39
  Section 8.4   Entire Agreement; Third-Party Beneficiaries...................40
  Section 8.5   Severability..................................................40
  Section 8.6   Other Remedies; Specific Performance..........................40
  Section 8.7   Governing Law; Jurisdiction...................................41
  Section 8.8   Rules of Construction.........................................42
  Section 8.9   The Buyer Disclosure Letter and Seller Disclosure Letter......42
  Section 8.10  Limitations on Warranties.....................................42
  Section 8.11  Assignment....................................................42
  Section 8.12  Waiver of Jury Trial..........................................43
  Section 8.13  Counterparts..................................................43


                                       ii
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                                                                            Page
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EXHIBITS
--------

Exhibit 2.3       Wire Instructions
Exhibit A         PeterStar Budget

                            SHARE PURCHASE AGREEMENT

     This SHARE PURCHASE AGREEMENT (this "Agreement") is made and entered into as of February 17, 2005, by and among First National Holding S.A., a societe anonyme organized under the laws of Luxembourg ("FNH"), Emergent Telecom Ventures S.A., a societe anonyme organized under the laws of Switzerland ("ETV"), Pisces Investment Limited, a company organized under the Companies Law of Cyprus and wholly-owned subsidiary of FNH and ETV ("Pisces", and together with FNH and ETV, the "Buyers"), and Metromedia International Group, Inc., a Delaware corporation (the "Seller") and the direct parent of NWE Capital (Cyprus), Ltd., a company organized under the Companies Law of Cyprus (the "Company"), for the purchase and sale of all of the authorized, issued and outstanding share capital of the Company.

                                    RECITALS

     (a) The Seller is the sole record and beneficial owner of all of the authorized, issued and outstanding share capital of the Company (the "Shares").

     (b) The Seller wishes to sell to the Buyers, and the Buyers jointly and severally wish to purchase from the Seller, all of the Shares upon the terms and subject to the conditions set forth in this Agreement (the "Share Purchase").

     (c) The parties to this Agreement desire to make certain representations, warranties, covenants and agreements in connection with the Share Purchase and also to prescribe certain conditions to the Share Purchase.

     (d)The holders of approximately 18% of the outstanding shares of common stock of the Seller have entered into a voting agreement (including an irrevocable proxy), dated the date hereof, with the Seller and the Buyers (the "Common Voting Agreement"), pursuant to which such holders have agreed, among other things, to vote the shares of common stock held or controlled by such holders in favor of the Share Purchase.

     Accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     Section 1.1 Defined Terms.
                 -------------

     (a) For all purposes of this Agreement, the terms set forth below shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined).

     "Acquisition Proposal" means any contract, proposal, offer or indication of interest (other than by the Buyers or any of their respective Affiliates) (whether or not in writing and whether or not delivered to the stockholders of the Seller generally) relating to (i) the acquisition (including any lease, long-term supply agreement, mortgage, pledge or other arrangement having similar economic effect) in any manner, directly or indirectly, in a single transaction or a series of transactions, of any business or assets of the Company or its Subsidiaries (including the share capital of the Company or the capital stock of PeterStar or its Subsidiaries or held, directly or indirectly, by the Seller or any Subsidiary of the Seller), (ii) a direct or indirect purchase of any shares of capital stock of (or ownership interest in) the Seller (the "Seller Securities") by way of a tender offer, exchange offer or issuance of Seller Securities by the Seller in connection with any such acquisition, whether in a single transaction or series of related transactions, representing 15% or more of the voting power of the capital stock of (or other ownership interest in) the Seller or any new class or series of stock that would be entitled to a class or series vote with respect to the Share Purchase or (iii) a merger, business combination, reorganization, recapitalization, liquidation or dissolution of the Seller, the Company or its Subsidiaries, in each case other than the transactions contemplated by this Agreement; provided, however, that for the avoidance of doubt, it is understood and agreed that the term "Acquisition Proposal" shall not include any contract, proposal, offer or indication of interest (whether or not in writing) relating to the Seller's direct or indirect interest in Magticom, Telecom Georgia, Ayety TV, Juventus Radio 100.2 Kft (Szeged), Dotcomm Communications (Estonia) or Alma Page (Kazakhstan).

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. For all purposes of this Agreement, Emergent Telecom Ventures S.A. and First National Holding S.A. shall be deemed to be Affiliates of Pisces.

     "Business Day" means any day other than a Saturday, Sunday or U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

     "Code" means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

     "Company Permit" means permits, licenses, authorizations, franchises, variances, exemptions, certifications, registrations, orders and approvals from Governmental Entities (including Russian Governmental Entities that regulate the telecommunications industry) ("Permits") that are required for the operation of the business of the Company and PeterStar as presently conducted or for the ownership, lease and operation of the assets of the Company and PeterStar as presently owned, leased and operated, except in each case where the failure to hold such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     "Confidential Information" means and includes any and all information, data and analyses furnished by the Seller, its affiliates or Representatives to any of the Buyers or their respective Representatives, and any analyses, compilations, studies, documents or other material prepared by any of the Buyers or their respective Representatives containing or based in whole or in part upon such information, data or analysis. The term "Confidential Information" includes not only written information but also information transferred orally, verbally, electronically or by any other means. The term "Confidential Information" shall not include that part of the Confidential Information that a Buyer demonstrates
(i) was or becomes generally available to the public prior to, and other than as a result of, a disclosure by such Buyer or its Representatives or (ii) was available, or becomes available, to such Buyer on a nonconfidential basis prior to its disclosure to such Buyer by the Seller or its Representative, but only if the source of such information is not bound by a confidentiality agreement with the Seller or is not otherwise prohibited from transmitting the information to such Buyer or its Representatives by a contractual, legal, fiduciary or other obligation.

     "Contract" means any contract, agreement, lease, binding understanding, indenture, note, option, license or legally binding commitment or undertaking.

     "Domain Name" means a combined alphanumeric second-level domain and alphanumeric top-level domain separated by a period, used to identify and locate a computer site on the Internet, and applications and reservations therefor.

     "Employee" means any individual employed by the Company or any of its Subsidiaries.

     "Environmental Law" shall mean any Legal Requirements regulating or relating to the protection of natural resources or the environment, including, without limitation, laws relating to contamination by and the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of Hazardous Substances.

     "Governmental Entity" means any international, national, federal, state, provincial, municipal or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulatory entity, whether domestic or foreign.

     "Hazardous Substance" shall mean any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a "hazardous waste," "hazardous substance," "toxic substance" or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

     "Intellectual Property" means all patents, patent applications, copyrights, copyright applications, Marks, trade secrets, know-how, software and Domain Names owned or filed by the Company or its Subsidiaries as of the date of this Agreement.

     "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and associated documentation.

     "Knowledge of the Seller" means with respect to any matter in question, that any of the Chief Executive Officer, the Chief Financial Officer or the General Counsel of the Seller or the Chief Executive Officer (or equivalent) of PeterStar has actual knowledge of such matter.

     "Legal Requirements" means any national, federal, state, provincial, local, foreign or other law, statute, constitution, principle of common law, ordinance, code, order, edict, decree, rule, regulation, ruling, judgment or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

     "Liens" means any liens, pledges, claims, charges, preemptive rights, mortgages, options, security interests or encumbrances of any kind.

     "Magticom" means Magticom Ltd., a company organized under the laws of the Republic of Georgia.

     "Marks" means trademarks, service marks, trade names, brand names, assumed names, trade dress, designs, logos, corporate names and other indicia of origin, whether registered or unregistered, and all registrations and applications therefor and the goodwill associated exclusively therewith.

     "Material Adverse Effect on the Company" means any change, event, condition, circumstance, occurrence or effect (any such item, an "Effect") that, either individually or in the aggregate with all other Effects, is materially adverse to (x) the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company taken as a whole with its Subsidiaries or (y) the validity or enforceability of this Agreement or the ability of the Seller to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement in the manner contemplated hereby; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably expected to be, a Material Adverse Effect on the Company: (i) any Effect resulting from compliance with the terms and conditions of this Agreement; (ii) any Effect resulting from the announcement or pendency of the Share Purchase; (iii) any Effect resulting from changes affecting the worldwide economy or the economy or the capital markets in the United States, Russia, or the Commonwealth of Independent States generally, or any of the industries in which the Company or its Subsidiaries operate generally (to the extent the Company and its Subsidiaries are not disproportionately affected); (iv) any Effect resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States, Russia, or any country constituting a part of the Commonwealth of Independent States (but excluding any Effect resulting from an outbreak after the date of this Agreement or an escalation after the date of this Agreement in Russia of hostilities, acts of terrorism or political instability, or any governmental or other response thereto); and (v) any Effect arising from any pending or threatened claim, action or proceeding arising out of or relating to the existence of this Agreement or the transactions contemplated hereby, including the Share Purchase.

     "Orders" means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

     "Person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     "PeterStar" means PeterStar ZAO, a closed joint stock company organized under the laws of the Russian Federation.

     "Representatives" means, when used with respect to a Buyer or the Seller, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents, financing sources and representatives of financing sources and other representatives of such Buyer or the Seller, as applicable, and its Subsidiaries.

     "Senior Notes" means the Seller's Series A and Series B 10 1/2% Senior Discount Notes due 2007 governed by the Indenture, dated September 30, 1999, by and between the Seller and U.S. Bank Trust National Association, as trustee.

     "Subsidiary" means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the capital stock or other equity interests of which having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries. For the avoidance of doubt, the parties hereto agree that PeterStar and its Subsidiaries are a Subsidiary of the Company.

     "Superior Proposal" means a bona fide Acquisition Proposal made by a third party which the board of directors of the Seller determines in good faith by a vote of a majority of the entire board of directors of the Seller (after consultation with its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal, (i) would, if consummated in accordance with its terms, be more favorable from a financial point of view than those contemplated by this Agreement (taking into account any adjustments to the terms and conditions of this Agreement or the Share Purchase offered in writing by the Buyers, and any amounts payable pursuant to Section 7.3(c) by the Seller), (ii) that the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay and (iii) that financing to the extent required is reasonably likely to be available. As used in this definition of "Superior Proposal", references in clause (i) of the definition of "Acquisition Proposal" shall be deemed to be references to all or substantially all of the assets of the Company or PeterStar or at least a majority of the share capital of the Seller or the capital stock of the Company or PeterStar, and references to 15% in clause (ii) of the definition of "Acquisition Proposal" will be deemed to be references to 50%.

     "Tax" or "Taxes" means (i) any and all United States federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), whether collected by withholding or otherwise, including (A) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and
(B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and
(ii) any transferee liability in respect of any items described in the foregoing clause (i).

     "Tax Returns" means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any information, schedule or attachment thereto or amendment thereof.

     (b) The following additional capitalized terms are defined in the following Sections of this Agreement:

Term                                                                     Section
----                                                                     -------

Agreement.............................................................. Preamble
Budget............................................................Section 5.1(k)
Buyer Disclosure Letter...............................................Article IV
Buyers..................................................................Preamble
Closing Date.........................................................Section 2.2
Closing..............................................................Section 2.2
Common Voting Agreement.................................................Recitals
Company Material Contract........................................Section 3.11(a)
Company Regulatory Agreements.....................................Section 3.8(c)

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Company.................................................................Preamble
ETV.....................................................................Preamble
FNH.....................................................................Preamble
Leased Real Property.............................................Section 3.10(a)
Necessary Consents and Filings....................................Section 3.2(d)
Negotiation Period............................................Section 7.1(e)(ii)
Organizational Documents..........................................Section 3.1(b)
Owned Real Property..............................................Section 3.10(a)
Pisces..................................................................Preamble
Post-Signing Returns.............................................Section 5.11(a)
Proxy Statement................................................Section 3.2(c)(i)
Purchase Price.......................................................Section 2.1
Real Property....................................................Section 3.10(a)
Requisite Seller Vote...............................................Section 3.15
SEC............................................................Section 3.2(c)(i)
Seller Board Recommendation.......................................Section 3.2(a)
Seller Disclosure Documents......................................Section 3.17(a)
Seller Disclosure Letter.............................................Article III
Seller..................................................................Preamble
Share Purchase..........................................................Recitals
Shares..................................................................Recitals
Stockholders' Meeting..........................................Section 3.2(c)(i)


                                   ARTICLE II

                   PURCHASE AND SALE OF SHARES; PURCHASE PRICE

     Section 2.1 Sale and Purchase of Shares. At the Closing provided for in
Section 2.2, and upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell to the Buyers, and the Buyers shall jointly and severally purchase from the Seller, all of the Shares for an aggregate purchase price of Two Hundred Fifteen Million United States Dollars (US $215,000,000.00) (the "Purchase Price"), to be paid in accordance with Section 2.3.

     Section 2.2 Closing; Closing Date. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Share Purchase (the "Closing") shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. no later than three Business Days after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as the Buyers and the Seller may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

     Section 2.3 Deliveries At Closing.
                 ---------------------

     (a) At the Closing, the Buyers shall deliver to the Seller the Purchase Price in cash by wire transfer of immediately available funds in the manner designated in Exhibit 2.3 to this Agreement.

     (b) At the Closing, the Seller shall deliver, or cause to be delivered, to
Pisces:

        (i) certificates representing the Shares accompanied by a stock transfer order in proper form for transfer; and

        (ii) resignation letters signed by each of the directors and officers of the Company, other than those employed by the Company's registered agent in Cyprus, effective as of the Closing Date.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

     The Seller represents and warrants to the Buyers, except as set forth in the disclosure letter prepared by the Seller and delivered to the Buyers (the "Seller Disclosure Letter") prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in Seller Disclosure Letter relates; provided, however, that any information set forth in one section of the Seller Disclosure Letter will be deemed to apply to each other Section or subsection of this Agreement to the extent such disclosure is made in a way as to make its relevance to such other Section or subsection readily apparent), as follows:

     Section 3.1 Organization; Standing and Power; Charter Documents.
                 ---------------------------------------------------

     (a) Organization; Standing and Power. Each of the Seller, the Company and PeterStar is a corporation or other organization duly incorporated or organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its incorporation or organization except, in the case of the Company and PeterStar, where the failure to be so incorporated or organized, existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Seller has all necessary corporate power and authority to enter into this Agreement and, subject to obtaining the Requisite Seller Vote, to consummate the transactions contemplated hereby. The Company and PeterStar have the requisite power and authority to own, lease and operate their assets and properties and to carry on their business as now being conducted.

     (b) Charter Documents. The Seller has made available to the Buyer a correct and complete copy of the certificate of incorporation and by-laws, or similar organizational documents of the Company and PeterStar, each as amended to date (collectively, the "Organizational Documents"). Each such instrument is in full force and effect. Neither the Company nor PeterStar is in violation of its respective Organizational Documents, except for immaterial violations.

     Section 3.2 Authority; Non-Contravention; Necessary Consents and Filings.
                 ------------------------------------------------------------

     (a) Authority. The board of directors of the Seller has adopted resolutions: (i) approving and declaring expedient this Agreement and the transactions contemplated hereby, including, without limitation, the Share Purchase; (ii) declaring that it is for the best interests of the Seller that the Seller enters into this Agreement and consummates the Share Purchase upon the terms and subject to the conditions set forth in this Agreement; (iii) directing that approval of the Share Purchase be submitted to a vote at a Stockholders' Meeting; and (iv) recommending to the stockholders of the Seller that they approve the Share Purchase (the "Seller Board Recommendation"). The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller, subject to obtaining the Requisite Seller Vote. This Agreement has been duly executed and delivered by the Seller and, assuming due execution and delivery by each of the Buyers, constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (x) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, (y) laws of general applicability relating to or affecting creditors' rights and (z) general equity principles.

     (b) Non-Contravention. The execution and delivery by the Seller of this Agreement, and the performance by the Seller of the transactions contemplated by this Agreement in accordance with its terms, will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Seller or the Organizational Documents, (ii) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, suspension, revocation, amendment or acceleration under any Company Permit or any Contract to which the Seller, the Company or PeterStar is a party as of the date hereof or by which any of them or the material assets of the Seller, the Company or PeterStar are bound as of the date hereof, or require any offer to purchase or any prepayment of any indebtedness or similar obligation outstanding as of the date hereof, (iii) violate in any material respect any material Legal Requirements applicable to the Seller, the Company or PeterStar as of the date hereof or by which any of the material assets of the Seller, the Company or PeterStar are bound as of the date hereof, or (iv) cause the creation or imposition of any Liens on any material asset of the Company or PeterStar; provided, however, that no representation or warranty is made in the foregoing clauses (ii) and (iv) with respect to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) Necessary Consents and Filings. No consent, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by the Seller, the Company or PeterStar in connection with the execution, performance and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for:

        (i) the filing with the United States Securities and Exchange Commission (the "SEC") of (A) a proxy statement (together with all amendments and supplements thereto, the "Proxy Statement") relating to the special meeting of the stockholders of the Seller to be held to consider the approval of the Share Purchase (together with any adjournments or postponements thereof, the "Stockholders' Meeting") and (B) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated hereby under the applicable United States federal securities laws;

        (ii) such consents, approvals, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country; and

        (iii) such consents, approvals, authorizations, registrations, declarations and filings as may be required by those foreign Governmental Entities regulating telecommunications business set forth in Section 3.2(c)(iii) of Seller Disclosure Letter.

     (d) The consents, approvals, authorizations, registrations, declarations and filings set forth in the foregoing clauses (i) and (ii) are referred to collectively as the "Necessary Consents and Filings".

     Section 3.3 Title to the Shares. The Seller owns the Shares to be sold by it hereunder beneficially and of record, free and clear of any restrictions on transfer or Liens, and upon consummation of the Share Purchase will convey such Shares free and clear of any Liens. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights and all of the Shares were issued in compliance with applicable securities laws and regulations. None of the Shares have been issued in violation of any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right of the current or past stockholders of the Company. There are no voting trusts, proxies, registration rights agreements or other agreements, commitments, arrangements or understandings of any character by which the Seller is bound with respect to voting of the Shares or with respect to the registration of the offering, sale or delivery of the Shares.

     Section 3.4 Capitalization.
                 --------------

     (a) The Company. The Shares constitute all of the issued and outstanding share capital of the Company. There are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury share capital or other securities of, or any proprietary interest in, the Company, and there is no outstanding security of any kind convertible into or exchangeable for such share capital or proprietary interest.

     (b) PeterStar; No Other Subsidiaries. Except as set forth in Schedule 3.4(b) of the Seller Disclosure Letter, as of the date hereof, the Company directly owns 71% of the issued and outstanding capital stock of PeterStar. Other than PeterStar, the Company does not own, directly or indirectly, any capital stock or other equity interest of, or any security convertible or exchangeable into or exercisable for any capital stock or other equity interest of, any Person. All of the outstanding shares of capital stock of PeterStar that are owned by the Company (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable and (iii) except as set forth in Section 3.4(b) of the Seller Disclosure Letter, are owned directly by the Company free and clear of all restrictions on transfer and Liens. As of the date hereof, there are no securities, options, rights, warrants, commitments or other arrangements to which the Seller or any of its Subsidiaries is a party or by which it is bound obligating the Seller or any of its Subsidiaries (x) to issue, deliver or sell, or repurchase, acquire or pay for, additional shares of capital stock or other voting securities of PeterStar or (y) to issue, grant, extend or enter into any such security, option, right, warrant, commitment or other arrangement. All outstanding capital stock of PeterStar has been issued and granted (A) in compliance in all material respects with all applicable securities laws and other Legal Requirements, (B) in compliance with all requirements set forth in applicable Contracts, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (C) in compliance in all material respects with the Organizational Documents of PeterStar.

     Section 3.5 Absence of Certain Changes or Events. Except as set forth in
Section 3.5 of the Seller Disclosure Letter, (a) since December 31, 2004 until the date hereof, there has not been any Material Adverse Effect on the Company, nor has there been any change, event, condition, circumstance, occurrence or effect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (b) since December 31, 2004 until the date hereof, neither the Company nor any of its Subsidiaries have taken any action that would have been prohibited had Section 5.1 been in effect as of January 1, 2005.

     Section 3.6 Taxes. As of the date hereof, except as set forth in Section
3.6 of the Seller Disclosure Letter:

     (a) The Company and its Subsidiaries have timely filed all material Tax Returns required to be filed. All of such Tax Returns are true, complete and correct in all material respects. No extension is in effect for the Company or any of its Subsidiaries with respect to the filing of any material Tax Return or the payment of any material Tax.

     (b) The Company and its Subsidiaries have timely paid all material Taxes due, whether or not shown on any Tax Return. Any material deficiencies for material Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid. The Company and its Subsidiaries have made adequate provision for any Taxes that are not yet due and payable, other than Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been provided or, if any such contest commenced after September 30, 2004, for which adequate reserves are provided.

     (c) The Company and its Subsidiaries have made available to the Buyers correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods for which the applicable statutory periods of limitation have not expired.

     (d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

     (e) No audit or other proceeding by any Governmental Entity is pending with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries. No Governmental Entity has given written notice of its intention to assert any deficiency or claim for additional material Taxes or proposed any adjustment to any material Tax Returns against the Company or any of its Subsidiaries. No written claim has been made against the Seller or any of its Subsidiaries by any Governmental Entity in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

     (f) There are no Liens for material Taxes upon the Shares or the assets of the Company or its Subsidiaries, except for Liens for current Taxes not yet due.

     (g) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the sharing, allocation or indemnification of material Taxes or has any liability for material Taxes of any Person.

     Section 3.7 Intellectual Property.
                 ---------------------

     (a) As of the date hereof, the Company and each of its Subsidiaries owns or has the right to use all material Intellectual Property and IT Assets necessary to conduct the business of the Company and its Subsidiaries as presently conducted. To the Knowledge of the Seller, as of the date hereof all of the Company's and its Subsidiaries rights in the material Intellectual Property owned or purportedly owned by the Company or its Subsidiaries are valid and enforceable.

     (b) Since January 1, 2002 until the date hereof, neither the Company nor any of its Subsidiaries has been a party to any claim, action or proceeding nor, to the Knowledge of the Seller, has any claim, action or proceeding been threatened in writing, that challenges the Company's or one of its Subsidiaries' ownership or right to use any of the Intellectual Property that is necessary to conduct the business of the Company and its Subsidiaries as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) To the Knowledge of the Seller, as of the date hereof neither the Company nor any of its Subsidiaries is infringing in any material respect upon the intellectual property rights of any third party. To the Knowledge of the Seller, as of the date hereof no Person is materially infringing upon or otherwise violating in any material respect the Intellectual Property rights of the Company or any of its Subsidiaries.

     Section 3.8 Compliance; Permits. Except as set forth in Section 3.8 of the Seller Disclosure Letter:

     (a) Compliance. As of the date hereof, neither the Company nor any of its Subsidiaries is in material conflict with, or in material default or material violation of, any material Legal Requirement (including any material Legal Requirements (and material regulatory fees and surcharges imposed thereunder) of Russian Governmental Entities that regulate the telecommunications industry) applicable to the Company or any of its Subsidiaries. As of the date hereof, no material investigation or review by any Russian Governmental Entity is pending or, to the Knowledge of the Seller, has been threatened in writing against the Company or any of its Subsidiaries, and to the Knowledge of the Seller, no written notice has been received by the Company or its Subsidiaries alleging or inquiring about an alleged or suspected violation of any material Legal Requirements (and material regulatory fees and surcharges imposed thereunder) of Russian Governmental Entities that regulate the telecommunications industry. To the Knowledge of the Seller, no event has occurred prior to the date hereof that, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation or material order with respect to any material Legal Requirements (and material regulatory fees and surcharges imposed thereunder) of Russian Governmental Entities that regulate the telecommunications industry. Notwithstanding anything to the contrary contained in this Section 3.8(a), the representations and warranties contained in this Section shall not be deemed applicable to any representations or warranties regarding compliance with laws as may be addressed in Sections 3.6 (Taxes) and
3.12 (Environmental Matters).

     (b) Permits. As of the date hereof, the Company and its Subsidiaries hold all Company Permits. As of the date hereof, the Company Permits constitute all of the Permits from any Governmental Entity that regulates telecommunications in each applicable jurisdiction that are necessary or required for or used in the operation of the businesses of the Company and its Subsidiaries as now conducted other than any such Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All of the Company Permits existing on the date hereof were duly obtained and are, as of the date hereof, valid and in full force and effect, unimpaired by any material condition, except those conditions that may be contained within the terms of such Company Permits. As of the date hereof, no Governmental Entity is claiming or, to the Knowledge of the Seller, is threatening to claim that the Company or any of its Subsidiaries is not in compliance in all material respects with the material terms and conditions of a Company Permit or that the Company or any of its Subsidiaries have failed to fulfill and/or perform all material obligations required under such Company Permits. As of the date hereof, no action by or before any Governmental Entity that regulates telecommunications in each applicable jurisdiction is pending or, to the Knowledge of the Seller, threatened in which the requested remedy is (i) the revocation, suspension, cancellation, rescission or modification or refusal to renew any of the Company Permits, or (ii) material fines and/or forfeitures. To the Knowledge of the Seller, as of the date hereof no event has occurred which would (x) result in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture or substantial fine with respect to, any of the Company Permits, or (y) affect or could reasonably be expected in the future to affect any of the rights of the Company or its Subsidiaries under any material Company Permits. No facts are known to the Seller or any of its Subsidiaries as of the date hereof which if known by a Governmental Entity of competent jurisdiction would present a material risk that any Company Permit could be revoked, suspended, adversely modified, not renewed, impaired, restricted, terminated, forfeited or a substantial fine imposed against the Company or any of its Subsidiaries.

     (c) As of the date hereof neither the Company nor any of its Subsidiaries
(i) is a party to any written consent, written agreement or memorandum of understanding with any Governmental Entity or (ii) has adopted any board resolutions at the request of any Governmental Entity, in any case that restricts in any material respect the conduct or operation of its business other than those of general application that apply to similarly situated telecommunications companies or their subsidiaries (collectively, "Company Regulatory Agreements"). To the Knowledge of the Seller, as of the date hereof neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Company Regulatory Agreement.

     Section 3.9 Litigation. As of the date hereof (a) there are no material claims, actions, suits or legal, regulatory or administrative proceedings or investigations pending or, to the Knowledge of the Seller, threatened in writing against the Company or any of its Subsidiaries, any material portion of the consolidated assets of the Company and its Subsidiaries, or any director or officer of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable before any Governmental Entity, and (b) neither the Company nor any of its Subsidiaries is subject to any material Order.

     Section 3.10 Real Estate.
                  -----------

     (a) As of the date hereof the Company and each of its Subsidiaries has (i) good and marketable title to all real property owned by the Company or any of its Subsidiaries as of the date hereof (the "Owned Real Property") and (ii) valid and binding leasehold interests in all of the leases and subleases under which the Company or any of its Subsidiaries uses or occupies any real property as of the date hereof (the "Leased Real Property," and together with the Owned Real Property, the "Real Property"), subject in each case only to Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) Since December 31, 2003 until the date hereof, there has been no damage by fire or other casualty affecting the Real Property for which adequate insurance coverage (subject to customary deductibles) is not available or which has not heretofore been repaired or restored. To the Knowledge of the Seller, since December 31, 2003 until the date hereof, there has been no pending, threatened or contemplated condemnation proceeding affecting any material portion of the Real Property or any sale or other disposition of a material portion of the Real Property in lieu of condemnation, and the Company has not received any written notice thereof.

     Section 3.11 Material Contracts.
                  ------------------

     (a) Except as set forth in Section 3.11(a) of the Seller Disclosure Letter, as of the date hereof there is no Contract that is material to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole (any such contract, agreement or understanding, a "Company Material Contract"). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date hereof each Company Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries and is in full force and effect and enforceable against the Company or one of its Subsidiaries and, to the Knowledge of the Seller, the other party or parties thereto, in each case in accordance with its terms, other than any Company Material Contract which is by its terms no longer in force or effect and except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and is subject to general principles of equity. Except to the extent any of the following would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date hereof neither the Company nor any of its Subsidiaries is in violation or breach of or in default (with or without notice or the lapse of time or both) under any Company Material Contract, nor to the Company's Knowledge is any other party to any such Company Material Contract. As of the date hereof, no party to any Company Material Contract has informed the Company in writing that it intends to terminate or materially modify the terms of any such Company Material Contract.

     (b) Except as set forth in Section 3.11(b) of the Seller Disclosure Letter, as of the date hereof neither the Company nor any of its Subsidiaries is a party to or bound by any (i) Contract (including any lease of real property) (u) materially restricting the ability of the Company or any of its Subsidiaries (or after the Share Purchase, the Buyers or any of their Subsidiaries) to compete in or conduct any line of business or to engage in business in any geographic area,
(v) relating to indebtedness for borrowed money (or guarantees relating to indebtedness for borrowed money of others other than guarantees by the Company or PeterStar of indebtedness of PeterStar and its wholly-owned Subsidiaries or guarantees by PeterStar or its wholly-owned Subsidiaries of indebtedness of the Company, PeterStar or any wholly-owned Subsidiary of PeterStar) in excess of US$250,000, letters of credit, contingent or other earn-out payments, capital lease obligations, (w) relating to any material joint venture, partnership, strategic alliance, franchise or similar arrangement (other than agreements listed on Section 3.11(b) of the Seller Disclosure Letter relating to joint operation and development entered into in the ordinary course of business consistent with past practice), (x) relating to the pending disposition or acquisition of material assets (other than the disposition of used or excess equipment or obsolete inventory) or (y) containing any so-called "most favored nation" provisions or any similar provision requiring the Company or any Subsidiary (or after the Share Purchase, the Buyers or any of their Subsidiaries) to offer a third party terms or concessions at least as favorable as offered to one or more other parties, or (ii) financial derivatives master agreements, confirmation, or futures account opening agreements and/or brokerage statements evidencing financial hedging or other trading activities. As of the date hereof, except as set forth in Section 3.11(b) of the Seller Disclosure Letter or except for Contracts to which either the Company or PeterStar is a party, neither the Seller nor any of its Subsidiaries (excluding the Company and its Subsidiaries) has entered into any Contracts that binds the Company, PeterStar or the assets of the Company or PeterStar or entitles any of the Employees to any rights against the Company or PeterStar.

     Section 3.12 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, as of the date hereof
(a) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, and has obtained and is in compliance with all Permits required under Environmental Laws; (b) no notice of violation, notification of liability or request for information has been received by the Company or any of its Subsidiaries arising out of any Environmental Law; (c) there is no Order, claim, action or proceeding pending or, to the Knowledge of the Seller, threatened in writing against the Company or any of its Subsidiaries pursuant to Environmental Laws; (d) the Company is not otherwise subject to any liabilities under Environmental Laws; and (e) to the Knowledge of the Seller, all of the Company's and its Subsidiaries' facilities which may intentionally or unintentionally radiate radio frequency emissions, including their wireless base station transmitters, are in compliance with all applicable Legal Requirements relating to permissible levels of radio frequency emissions and to human exposure to radio frequency radiation.

     Section 3.13 Employee Agreements. Section 3.13 of the Seller Disclosure Schedule contains a complete and correct list of all Contracts or other arrangements for the payment of compensation and bonuses by the Company or any of its Subsidiaries to Victor Koresh, Arthur Akopyan and Anton Kossobok. Except as set forth in Section 3.13 of the Seller Disclosure Letter, neither the execution of this Agreement nor the performance of the obligations hereunder shall alone or in combination with any other event require a payment, or cause the accelerated vesting of right of a payment, from the Company or any of its Subsidiaries.

     Section 3.14 No Operations. The Company is a holding company and is not currently engaged in any business activities or operations. Except as set forth in Section 3.14 of the Seller Disclosure Letter, to the Knowledge of the Seller, the Company has no material assets, properties or rights and no material liabilities or obligations (whether accrued, absolute, contingent or otherwise) other than those arising out of or in connection with its ownership of 71% of the issued and outstanding capital stock of PeterStar.

     Section 3.15 Stockholder Vote Required. The only vote of the holders of any class or series of capital stock of the Seller or any of its Subsidiaries necessary to approve the Share Purchase is the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Seller (the "Requisite Seller Vote").

     Section 3.16 Opinion of Financial Advisors. The board of directors of the Seller has received the written opinion of Evercore Partners Inc. to the effect that, as of the date of this Agreement, the consideration to be received in the Share Purchase by the Seller is fair, from a financial point of view, to the Seller.

     Section 3.17 Proxy Statement.
                  ---------------

     (a) Each document required to be filed by the Seller with the SEC or required to be distributed or otherwise disseminated to the Seller's stockholders in connection with the transactions contemplated by this Agreement (the "Seller Disclosure Documents"), including the Proxy Statement and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.17(a) do not apply to statements or omissions included in the Seller Disclosure Documents based upon information furnished to the Seller by the Buyers specifically for use therein.

     (b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Seller and at the time such stockholders vote on adoption of this Agreement, and (ii) any Seller Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Seller Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.17(b) will not apply to statements or omissions included in the Seller Disclosure Documents based upon information furnished to the Seller by the Buyers specifically for use therein.

     Section 3.18 Brokers' and Finders' Fees. Except for the fees payable to Evercore Partners Inc. pursuant to an engagement letter dated September 30, 2004, a copy of which has been provided to the Buyers, the Seller has not incurred any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

     Section 3.19 Transactions between the Company and Seller. Except as set forth on Section 3.19 of the Seller Disclosure Schedule, as of the date hereof there are no Contracts, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Seller or any of its Subsidiaries (excluding the Company and its Subsidiaries) or any of their respective directors or officers, on the other hand, that require any payments from Company or any of its Subsidiaries, on the one hand, to the Seller or any of its Subsidiaries (excluding the Company and its Subsidiaries) or any of their respective directors or officers, on the other hand.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE BUYERS

     The Buyers, jointly and severally, represent and warrant to the Seller, except as otherwise set forth in the disclosure letter delivered by the Buyers to the Seller (the "Buyer Disclosure Letter") prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Buyer Disclosure Letter relates; provided, however, that any information set forth in one section of the Buyer Disclosure Letter will be deemed to apply to each other Section or subsection of this Agreement to the extent such disclosure is made in a way as to make its relevance to such other Section or subsection readily apparent), as follows:

     Section 4.1 Organization; Standing and Power.
                 --------------------------------

     (a) Organization; Standing and Power. FNH is a societe anonyme organized under the laws of Luxembourg, ETV is a societe anonyme organized under the laws of Switzerland, and Pisces is a company with limited liability organized under the Corporation Law of Cyprus. Each of the Buyers is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Buyers has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     (b) Charter Documents. The Buyers have made available to the Seller a correct and complete copy of the certificate of incorporation and by-laws, or similar organizational documents, of each of FNH, ETV and Pisces, each as amended to date. Each such instrument is in full force and effect. No Buyer is in violation of any of the provisions of its respective organizational documents, except for immaterial violations.

     (c) Pisces. Pisces was formed solely for the purposes of engaging in the transactions contemplated by this Agreement. Pisces has not engaged in any business activities, conducted any operations or incurred any liabilities, other than liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

     Section 4.2 Authority; Non-Contravention; Necessary Consents and Filings.
                 ------------------------------------------------------------

     (a) Authority. Each of the Buyers has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Buyers and the consummation by each of the Buyers of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each of the Buyers. No other proceedings on the part of any of the Buyers is necessary to authorize the execution, delivery or performance of this Agreement by any of the Buyers, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Buyers and, assuming due execution and delivery by the Seller, constitutes the valid and binding obligation of each of the Buyers, enforceable against each of the Buyers in accordance with its terms, subject to
(i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, (ii) laws of general applicability relating to or affecting creditors' rights and (iii) general equity principles.

     (b) Non-Contravention. Neither the execution and delivery of this Agreement by the Buyers nor the consummation of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the organization documents of any of the Buyers, (ii) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, amendment or acceleration under any Contract to which any of the Buyers is a party or by which any of the Buyers or their assets are bound or (iii) violate any Legal Requirements applicable to any of the Buyers.

     (c) Necessary Consents and Filings. No consent, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by any Buyer in connection with the execution, performance and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents and Filings, (ii) such other consents, approvals, authorizations, registrations, declarations and filings which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (iii) any consent that may be necessary from the Federal Anti-monopoly Service of the Russian Federation.

     Section 4.3 Financial Ability. As of the date of this Agreement, the Buyers have the means to raise the financing necessary to pay, and as of the Closing Date will have sufficient cash in immediately available funds to pay, the Purchase Price and all of their fees and expenses in order to consummate the transactions contemplated by this Agreement.

     Section 4.4 Proxy Statement. None of the information with respect to the Buyers or any of their respective Subsidiaries or Affiliates that the Buyers furnish to the Seller for use in any document required to be filed by the Seller with the SEC or required to be distributed or otherwise disseminated to the Seller's stockholders in connection with the transactions contemplated by this Agreement, including the Proxy Statement and any amendments or supplements thereto, at the time of the filing thereof, at the time of any distribution or dissemination thereof or at the time the stockholders of the Seller vote on adoption of this Agreement will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.5 Purchase for Investment. Each of the Buyers is purchasing the Shares for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. Each of the Buyers is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended. None of the Buyers has any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.

     Section 4.6 Brokers' and Finders' Fees. Except for fees payable to Rothschild Inc. pursuant to an engagement letter dated July 23, 2004 and for fees payable to UFG Management Services, Inc., pursuant to a financial services agreement dated July 30, 2004, none of the Buyers has incurred any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

     Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement and subject to the restrictions contained in this Section 5.1 and in Section 5.12, during the period commencing on the date of this Agreement and ending on the Closing Date (or the date on which this Agreement is terminated pursuant to its terms), the Seller shall (x) conduct the operations of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to retain the services of the current officers and key employees of the Company and its Subsidiaries, to maintain satisfactory relationships with the customers, suppliers and employees and others having business relationships with the Company and its Subsidiaries, and to maintain all material equipment of the Company and its Subsidiaries in good condition, excepting ordinary wear and tear, and (z) comply in all material respects with the material terms and conditions of the Company Permits and Company Material Contracts and shall maintain and renew all existing Company Permits and shall use its commercially reasonable efforts to apply for and obtain all additional Company Permits that may be necessary after the date hereof. The Seller shall permit a designee of the Buyers (the "Buyer Designee") to observe all financial and operational matters of the Companies and its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or set forth in Section 5.1 of Seller Disclosure Letter, prior to the Closing Date, the Seller shall not permit the Company or any of its Subsidiaries to take any of the following actions without the prior written consent of the Buyers (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that a material impairment of the value of the Company or its Subsidiaries, taken as a whole, resulting from or relating to the following actions will be deemed a valid reason for withholding, conditioning or delaying consent); provided, that it is understood and agreed that if no response to a request for a consent has been received within two days of communication of such request to the Buyers, then such consent shall be deemed given.

     (a) amend the organizational documents or change the proportionate representation of the board of directors of the Company or any of its Subsidiaries;

     (b) issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or Contracts) any capital stock or any securities convertible or exchangeable into or exercisable for shares of capital stock;

     (c) enter into any Contract or other understanding or arrangement with respect to the voting or registration of any capital stock or any securities convertible or exchangeable into or exercisable for shares of capital stock;

     (d) split, combine or reclassify any shares of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock;

     (e) declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock (other than between the Company and any of its Subsidiaries), or make any other payments to Seller or its Subsidiaries (excluding the Company and its Subsidiaries);

     (f) increase benefits under or establish any employee benefit plan, or otherwise increase the compensation payable or to become payable to any of its respective directors, officers or employees (except for the payment of accrued or earned but unpaid bonuses described in Section 5.1 of Seller Disclosure Letter), other than in the ordinary course of business consistent with past practice, as required by Legal Requirements or by any existing employment agreement or employee benefit plan;

     (g) establish any key employee retention plan, enter into any employment or severance agreement with or grant any severance or termination pay to, any of its directors, officers or employees, other than in accordance with existing employee benefit plans or as required by applicable Legal Requirements and other than in connection with the hiring of new employees in the ordinary course of business consistent with past practice;

     (h) other than as permitted by Sections 5.1(i), enter into any new Contracts that are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, or terminate or make any change in any existing Contracts that are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole;

     (i) acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any Person or business or division thereof or any real estate, except acquisitions by PeterStar in amounts not to exceed $2 million individually and $10 million in the aggregate which are approved by at least three quarters of the members of the board of directors of PeterStar;

     (j) other than as permitted by Section 5.1(i), enter into any joint venture, partnership, strategic alliance, franchise or similar agreement;

     (k) sell, lease, license, transfer, pledge, encumber or dispose of (i) any assets that are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, or (ii) any capital stock of PeterStar or its Subsidiaries, in each case except as contemplated by the operating budgets of PeterStar attached hereto as Exhibit A (the "Budget") and other than the disposition of used or excess equipment in the ordinary course of business consistent with past practice;

     (l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     (m) incur, assume or prepay any indebtedness, letters of credit, contingent or other earn-out payments, capital lease obligations, or assume, guarantee or otherwise become liable or responsible for the indebtedness, letters of credit, contingent or other earn-out payments, or capital lease obligations of any other Person, or issue or sell any debt securities or other rights to acquire any debt securities, or enter into any "keep well" or other arrangement to maintain any financial condition of another Person, other than (i) in each case in the ordinary course of business consistent with past practice under the existing lines of credit of the Company and its Subsidiaries, (ii) capital lease obligations set forth or contemplated by the Budget and (iii) earn-out payments in connection with transactions permitted by Section 5.1(i);

     (n) make any loans, advances or capital contributions to, or investments in, any other Person (including loans to its employees, directors or officers);

     (o) change its accounting policies or procedures, other than as required by United States Generally Accepted Accounting Principles or Russian generally accepted accounting principles;

     (p) incorporate, form or otherwise organize a Subsidiary or any other
Person;

     (q) make any capital expenditures not contemplated by the Budget;

     (r) settle or compromise any material claims, actions, investigations, proceedings or other litigation (whether or not commenced prior to the date of this Agreement);

     (s) engage in any transaction with, or enter into any Contract or understanding with, directly or indirectly, any of the Affiliates of the Seller or its Affiliates that would be required to be disclosed under Item 404 of SEC Regulation S-K;

     (t) make any payments of any liabilities of the Company or any of its Subsidiaries that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, before the same come due in accordance with their terms;

     (u) enter into any Contract (including any lease of real property) materially restricting the ability of the Company or any of its Subsidiaries (and after the Share Purchase, the Buyers or any of their Subsidiaries) to compete in or conduct any line of business or to engage in business in any geographic area;

     (v) enter into any Contract containing any so-called "most favored nation" provisions or any similar provision requiring the Company or any of its Subsidiaries (and after the Share Purchase, the Buyers or any of their Subsidiaries) to offer a third party terms or concessions at least as favorable as offered to one or more other parties;

     (w) enter into any financial derivatives master agreements, confirmation, or futures account opening agreements and/or brokerage statements evidencing financial hedging or other trading activities;

     (x) terminate, amend or enter into any new leases for real property that are material to the Company and its Subsidiaries taken as a whole or Contracts with Governmental Entities that are material to the Company and its Subsidiaries taken as a whole;

     (y) respond to any audit or investigation of a Governmental Entity without consulting with the Buyer Designee;

     (z) terminate any material insurance policy;

     (aa) cancel any debts of substantial value or waive or release any claims or rights of substantial value, except in each case in the ordinary course of business consistent with past practice;

     (bb) except in the ordinary course of business consistent with past practice, factor, discount or otherwise accept less than full payment with regard to its accounts receivable and other amounts due or offer or extend any special discounts or terms on the sale of services;

     (cc) solicit customer advances or payment of accounts receivable or other sums due in advance of their respective due dates, except in each case in the ordinary course of business consistent with past practice; or

     (dd) agree or commit to do any of the foregoing.

     Section 5.2 Proxy Statement.

     (a) As promptly as practicable following the date of this Agreement, the Seller shall prepare a draft of the Proxy Statement. Each of the Buyers shall provide the Seller with any information that may be reasonably requested by the Seller which is necessary in the Seller's reasonable judgment (and in similar situations customarily provided) in connection with the preparation and filing of the Proxy Statement pursuant to this Section 5.2. The Seller shall provide the Buyers with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to both the Buyers and the Seller, the Seller shall file the Proxy Statement with the SEC.

     (b) The Seller shall use its commercially reasonable efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Seller as promptly as practicable following the date of this Agreement. The Seller shall promptly (A) notify the Buyers upon the receipt of any such comments or requests and (B) provide the Buyers with copies of all correspondence between the Seller and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Seller
(x) shall provide the Buyers with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and
(y) shall include in such drafts, correspondence and filings all comments reasonably proposed by the Buyers.

     (c) Whenever any event occurs that, in the reasonable judgment of the Seller, is required to be set forth in an amendment or supplement to the Proxy Statement, the Seller or one or both of the Buyers, as the case may be, will promptly inform the other of such occurrence and the parties shall cooperate in filing with the SEC and/or mailing to stockholders of the Seller such amendment or supplement.

     (d) The Proxy Statement shall include (i) the Seller Board Recommendation unless the board of directors of the Seller has withdrawn, modified or amended the Seller Board Recommendation in accordance with Section 5.4(e) and (ii) a copy of the written opinion of Evercore Partners Inc. referred to in Section 3.16.

     Section 5.3 Access to Information; Confidentiality.
                 --------------------------------------

     (a) Between the date of this Agreement and the Closing Date, the Seller shall and shall cause the Company and each of its Subsidiaries to, (i) afford each of the Buyers and their respective Representatives reasonable access during normal business hours to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries and (ii) promptly deliver or make available to each of the Buyers such information concerning the Company and its Subsidiaries as the Buyers may from time to time reasonably request. The Seller shall, and shall cause the Company and its Subsidiaries to, deliver to the Buyers copies of all management, operating and other reports that are provided by the Company and its Subsidiaries to Seller contemporaneously with delivery of such reports to Seller. No investigation conducted under this Section 5.3(a), however, will affect or be deemed to modify any representation or warranty made by the Seller in this Agreement.

     (b) Each of the Buyers agrees that all Confidential Information (i) will be kept confidential by such Buyer and its Representatives and (ii) without limiting the foregoing, will not be disclosed by such Buyer or its Representatives to any Person except with the specific prior written consent of the Seller. It is understood that each of the Buyers may disclose Confidential Information to only those of its Representatives who (i) require such material for the purpose of evaluating the transactions contemplated hereby and (ii) are informed by such Buyer of the confidential nature of the Confidential Information and the obligations of this Section 5.3(b). Each of the Buyers further agrees that neither it nor any of its Representatives will use any of the Confidential Information either for any reason or purpose other than in connection with the transactions contemplated hereby. Each of the Buyers also agrees to be responsible for enforcing the provisions of this Section 5.3(b) as to its Representatives and to take such action, legal or otherwise, to the extent necessary to cause them to comply with this Section 5.3(b) and thereby prevent any disclosure of the Confidential Information by any of its Representatives (including all actions that the Buyers would take to protect their own trade secrets and confidential information) except as permitted by this Section 5.3(b).

     (c) Prior to the Closing Date, the Seller shall, subject to its obligations under this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

     (d) Notwithstanding anything to the contrary contained herein, the Seller shall not be required to provide any Confidential Information which the Seller reasonably believes it may not provide to the Buyers by reason of applicable law, rule, regulation, order, judgment, or decree, which the Seller has reasonably concluded after consultation with counsel would reasonably be expected to jeopardize any attorney/client privilege relating thereto, or which the Seller or any Subsidiary is required to keep confidential by reason of Contract with third parties entered into prior to the date hereof. The parties will use their commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. To the extent that any Confidential Information may include materials subject to the attorney-client privilege, the Seller is not waiving and will not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) to any of the Buyers or their respective Representatives, regardless of whether the Seller has asserted or is or may be entitled to assert such privileges and protections. The parties (i) share a common legal and commercial interest in all such Confidential Information that is subject to such privileges and protections; (ii) are or may become joint defendants in proceedings to which such Confidential Information covered by such protections and privileges relates; and (iii) intend that such privileges and protections remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information covered by such protections and privileges relates. In furtherance of the foregoing, none of the Buyers nor their respective Representatives shall claim or contend, in proceedings involving either party, that the Seller waived its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material disclosed to any of the Buyers or any of their respective Representatives due to the Seller disclosing Confidential Information (including Confidential Information related to pending or threatened litigation) to any of the Buyers or any of their respective Representatives in accordance with this Section 5.3.

     Section 5.4 No Solicitation.
                 ---------------

     (a) From the date of this Agreement until the Closing Date or the termination of this Agreement in accordance with Article VII, except as specifically permitted in this Section 5.4, the Seller shall not, shall cause the Company and its Subsidiaries not to, and shall not authorize or permit any of its Representatives to, directly or indirectly: (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal;
(ii) engage in discussions or negotiations with, furnish or disclose any information or data relating to the Seller, the Company or its Subsidiaries to, or in response to a request therefor, give access to any assets or the books and records of the Seller, the Company or its Subsidiaries to, any Person that has made or, to the Knowledge of the Seller, may be considering making any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; (iv) withdraw, modify, or amend the Seller Board Recommendation; or
(v) enter into any agreement in principle, arrangement, understanding or contract for any Acquisition Proposal.

     (b) The Seller shall, shall cause the Company and its Subsidiaries to, and shall instruct its Representatives to, immediately cease any existing solicitations, discussions, negotiations or other activity with any Person being conducted with respect to any Acquisition Proposal on the date hereof. The Seller shall promptly inform its Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by this Agreement of the Seller's obligations under this Section 5.4. Without limiting the foregoing, the Seller agrees that any breach of the restrictions set forth in this Section 5.4 by any individual or institution listed in Section 5.4(b) of Seller Disclosure Letter shall be deemed to be a breach by the Seller of this Section 5.4.

     (c) The Seller shall notify the Buyers as soon as practicable (but in any event within 48 hours) after receipt of (i) any Acquisition Proposal or indication from any Person that it intends to make, or is considering making, an Acquisition Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries or for access to the assets or the books and records of the Company or its Subsidiaries by any Person that the Seller reasonably believes is reasonably expected to lead to an Acquisition Proposal. The Seller shall provide the Buyers with the identity of such Person, a description of the material terms of such Acquisition Proposal, indication or request and, if applicable, a copy of such Acquisition Proposal. The Seller shall keep the Buyers informed on a reasonably current basis of the status and the material terms of any such Acquisition Proposal, indication or request.

     (d) Notwithstanding the foregoing, prior to obtaining the Requisite Seller Vote, nothing in this Agreement shall prevent the Seller or its board of directors from:

          (i) engaging in discussions or negotiations with, or furnishing or disclosing any information relating to the Seller, the Company or PeterStar or, in response to a request therefor, giving access to the assets or the books and records of the Seller, the Company or PeterStar to, any Person who, after the date hereof, makes a bona fide written Acquisition Proposal not solicited after the date hereof in violation of the provisions herein set forth, if (x) the board of directors of the Seller, acting in good faith and by a majority of the members of its entire board of directors, has determined (A) after consultation with its financial advisor, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Seller under applicable laws (in each case, taking into account any adjustments to the terms and conditions of this Agreement or the Share Purchase offered in writing by the Buyers in response to such Acquisition Proposal) and (y) the Seller enters into a confidentiality agreement with such Person and concurrently discloses or makes available the same information to the Buyers as it makes available to such Person; provided, however, that to the extent the confidentiality agreement entered into with such Person is on terms and conditions materially more favorable to such Person than those contained in
Section 5.3 or in the confidentiality agreements entered into between the Seller, on the one hand, and any of the Buyers and/or their Affiliates, on the other hand, then Section 5.3 and/or the confidentiality agreements entered into between the Seller, on the one hand, and the Buyers and/or their Affiliates, on the other hand, shall be deemed amended to contain such materially more favorable terms without any further action by the parties hereto or thereto; and

          (ii) subject to compliance with Section 5.4(d)(i), entering into a definitive agreement providing for the implementation of, or approving, endorsing or recommending an Acquisition Proposal, but only so long as (A) the board of directors of the Seller, acting in good faith and by a majority of the entire board of directors, has (1) approved such definitive agreement, (2) determined, after consultation with its financial advisor, that such bona fide written and unsolicited Acquisition Proposal constitutes a Superior Proposal and
(3) determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Seller under applicable laws and (B) the Seller terminates this Agreement pursuant to, and after complying with all of the provisions of, Section 7.1(e).

     (e) Notwithstanding the foregoing, (i) the board of directors of the Seller shall be permitted to disclose to the stockholders of the Seller a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act and (ii) the board of directors of the Seller may withdraw, modify or amend the Seller Board Recommendation at any time if it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Seller under applicable laws.

     (f) For the avoidance of doubt, the parties hereto acknowledge and agree that nothing contained in this Section 5.4 shall prohibit or otherwise restrict the Seller, any Subsidiary of the Company or any of their respective Representatives from, directly or indirectly, (i) soliciting, initiating, knowingly facilitating or knowingly encouraging any inquiries, offers or proposals to purchase all or any portion of the Seller's interest in Magticom, Telecom Georgia, Ayety TV, Juventus Radio 100.2 Kft (Szeged), Dotcomm Communications (Estonia) or Alma Page (Kazakhstan), or (ii) engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to Magticom, Telecom Georgia, Ayety TV, Juventus Radio 100.2 Kft (Szeged), Dotcomm Communications (Estonia) or Alma Page (Kazakhstan), or in response to a request therefor, giving access to any assets or the books and records of Magticom, Telecom Georgia, Ayety TV, Juventus Radio 100.2 Kft (Szeged), Dotcomm Communications (Estonia) or Alma Page (Kazakhstan). For the avoidance of doubt, nothing in this Agreement shall prevent, restrict or otherwise inhibit the ability of the Seller to enter into an agreement to sell its interests in Magticom, Telecom Georgia, Ayety TV, Juventus Radio 100.2 Kft (Szeged), Dotcomm Communications (Estonia) or Alma Page (Kazakhstan), whether directly or indirectly.

     Section 5.5 Reasonable Efforts; Additional Actions; Cooperation.
                 ---------------------------------------------------

     (a) Upon the terms and subject to the conditions of this Agreement (including the provisions of Section 5.4(d) and 5.4(e)), each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using all commercially reasonable efforts to:

          (i) obtain all consents, amendments or waivers under the terms of any contractual arrangements required by the transactions contemplated by this Agreement (other than consents, amendments or waivers the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company);

          (ii) obtain or make all Necessary Consents and Filings, including those required pursuant to the DGCL or the Exchange Act;

          (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and

          (iv) fulfill or cause the fulfillment of the conditions to Closing set forth in Article VI.

     (b) In connection with obtaining or making the Necessary Consents and Filings, the Buyers and the Seller shall: (i) provide the other party with a reasonable opportunity to review and comment on drafts of any filings or other communications to be made by it; (ii) consider in good faith any comments on such filings or other communications received from the other party; (iii) provide a final copy of each such filing or other communication to the other party promptly after such filing or other communication is made; (iv) consult with the other party in connection with any material inquiries from the Governmental Entities responsible for such filings or other communications and the possible resolution of any issues related thereto; and (v) inform the other party as soon as practicable after receiving any notice from any such Governmental Entities.

     (c) The Buyers and the Seller shall not, the Buyers shall not permit any of their respective Subsidiaries to, and the Seller shall not permit the Company or its Subsidiaries to, take any action that would reasonably be expected to result in any of the conditions to the Share Purchase set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being delayed, except, in the case of the Seller, to the extent its board of directors withdraws, modifies or amends the Seller Board Recommendation in accordance with
Section 5.4(e).

     Section 5.6 Notification of Certain Matters. The Seller shall provide written notice to the Buyers, and the Buyers shall provide written notice to the Seller, promptly upon becoming aware of (a) any occurrence, or failure to occur, of any event that could, either individually or in the aggregate, reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing Date, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, or (d) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 5.6 shall not be deemed to amend or supplement the Seller Disclosure Letter, to modify any representation or warranty made by the Seller in this Agreement, or to limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.7 Public Announcements. The initial press release with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the Buyers and the Seller. Thereafter, for as long as this Agreement is in effect, each Buyer and the Seller shall not, and each shall cause its Subsidiaries not to, issue any press release or otherwise make any public announcement with respect to this Agreement, the Share Purchase or the other transactions contemplated hereby without the consent of the other parties hereto, except where such release or announcement is required under applicable Legal Requirements, in which case the issuing party shall use its commercially reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

     Section 5.8 Stockholder Approval. The Seller shall call and hold a duly convened Stockholders' Meeting as promptly as practicable after the date of this Agreement.

     Section 5.9 Employee Matters. The Buyers agree that they shall cause the Company and its Subsidiaries to honor all employment agreements between the Company or any of its Subsidiaries, on the one hand, and Employees, on the other hand, in accordance with their terms as in effect immediately before the Closing, subject to any amendment or termination thereof that may be permitted by such terms.

     Section 5.10 Non-Solicitation. For a period of two (2) years from and after the Closing Date, none of the Buyers nor the Seller nor any of their respective Affiliates will, either for itself or any other Person, (a) induce or attempt to induce any employee to leave the employ of the other party or any other entity controlled by, controlling or under common control with such party, (b) in any way interfere with the relationship between the other party or any of its Affiliates and any of their respective employees, (c) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the other party or any of its Affiliates, or (d) induce or attempt to induce any customer, supplier, licensee, or business relation of the other party or any of its Affiliates to cease doing business with the other party or such Affiliate, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the other party or such Affiliate. The provisions of this Section 5.10 shall not prohibit the employment by any of the Buyers or any of their respective Affiliates of any employee of PeterStar in connection with the consummation of the transactions contemplated by this Agreement.

     Section 5.11 Tax Matters. During the period from the date of this Agreement until the Closing Date or the date on which this Agreement is terminated pursuant to its terms, the Seller shall cause the Company and its Subsidiaries to:

     (a) prepare and timely file all material Tax Returns required to be filed by them on or before the Closing Date, including any applicable extensions ("Post-Signing Returns") in a manner consistent with past practice, except as otherwise required by applicable Legal Requirements;

     (b) consult with the Buyers with respect to all income tax Post-Signing Returns and deliver drafts of such income tax Post-Signing Returns to the Buyers for their respective review no later than ten (10) Business Days prior to the date on which such income tax Post-Signing Returns are required to be filed;

     (c) fully and timely pay all Taxes due and payable shown on such Post-Signing Returns that are so filed;

     (d) promptly notify the Buyers of any audit or other Tax proceeding pending or threatened against the Company or any of its Subsidiaries in respect of any material Tax matter, and not agree to a settlement with respect to any such audit or proceeding without the Buyers' prior consent, which consent shall not be unreasonably conditioned, withheld or delayed;

     (e) not obtain any extension with respect to the filing of any material Tax Return or the payment of any material Tax without the Buyers' prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed;

     (f) not enter into any Contract relating to the sharing, allocation or indemnification of Taxes of any other Person without the Buyers' prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed; and

     (g) not make or revoke any material Tax election, amend any material Tax Return, or adopt or change a Tax accounting method without the Buyers' prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed.

     Section 5.12 Operating Expenditures. During the period from the date of this Agreement until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to its terms, the Seller shall cause the Company and its Subsidiaries to obtain the consent of the Buyer Designee prior to PeterStar and its related Subsidiaries making any operating expenditures which exceed the amount of such expenditure (or the category of such expenditure, as applicable) set forth in the Budget by more than 10%.

     Section 5.13 Payoff of Senior Notes. The Seller shall use the proceeds received from the Share Purchase to the extent necessary to repurchase all of the Senior Notes in accordance with section 4.11 of the indenture relating to the Senior Notes.

     Section 5.14 Preservation of Records.
                  -----------------------

     (a) Each of the Buyers (including, for the purpose of this Section 5.14, the Company and its Subsidiaries after the Closing) at their own respective expense, shall preserve and keep records held by such Buyer (or the Company or such Subsidiary after Closing) relating to the Company and its Subsidiaries for a period of seven years from the Closing Date, and shall provide the Seller and its professional advisors with reasonable access, during normal business hours and upon reasonable prior notice. If the Seller shall request the assistance (including testimony) of employees of any Buyer in connection with any litigation, investigation, audit, discovery, claim or similar proceeding, the Buyer shall promptly make such employees available for a reasonable period of time; provided, however, that all reasonable out-of-pocket expenses incurred in connection therewith shall be borne by the Seller. Except as otherwise prohibited by applicable Legal Requirements or Orders, a Buyer may destroy such records after the time period specified herein, but only after such Buyer gives ninety days prior written notice to the Seller and details the contents of the records to be destroyed. The Seller shall have the option to take possession of such records at its own expense within ninety days of the date of such notice by such Buyer.

     (b) The Seller and its Affiliates shall provide the Buyers with reasonable access, during normal business hours and upon reasonable prior notice, to the books and records that remain in the possession of Seller and its Affiliates to the extent to which they relate to the ownership, business, operations, assets or liabilities of the Company and/or its Subsidiaries on or before the Closing Date. The Seller and its Affiliates shall cooperate with and provide reasonable assistance to the Buyers, at no cost to the Buyers, in connection with its accessing of such books and records.

     Section 5.15 Elimination of Inter-Company Accounts. The Seller shall cause all inter-company receivables, payables, loans, guarantees, claims, Liens, liabilities and other obligations then existing between the Company or PeterStar, on the one hand, and the Seller or any of the Seller's Subsidiaries and Affiliates (other than the Company or PeterStar), on the other hand, to be assigned to a designee of the Buyers, eliminated (including by means of a contribution to capital) and/or released, in each case without cost to the Buyers, the Company or any of its Subsidiaries or the payment of any consideration by the Buyers, the Company or any of its Subsidiaries effective immediately prior to the Closing. At or prior to Closing, the Seller shall deliver to the Buyers all agreements, releases and other documentation reasonably satisfactory to the Buyers in order to evidence the assignment, elimination (including by means of a contribution to capital) and/or release of such inter-company receivables, payables, loans, guarantees, claims, Liens, liabilities and other obligations.

     Section 5.16 Indemnity With Respect to Brokers Fees. The Buyers, jointly and severally, agree to indemnify and hold harmless the Seller from any claim or demand for commission or other compensation by any broker claiming to have been employed by or on behalf of any Buyer or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby, and to bear the cost of legal expenses incurred in defending against any such claim. The Seller agrees to indemnify and hold harmless the Buyers from any claim or demand for commission or other compensation by any broker claiming to have been employed by or on behalf of the Seller or any of its Affiliates with respect to this Agreement or the transactions contemplated hereby, and to bear the cost of legal expenses incurred in defending against any such claim.

                                   ARTICLE VI

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                             OF THE PARTIES TO CLOSE

     Section 6.1 Conditions Precedent to the Obligations of the Parties to Close. The respective obligations of each party to this Agreement to consummate the Share Purchase shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

     (a) Requisite Seller Vote. The Share Purchase shall have been approved by the Requisite Seller Vote.

     (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Share Purchase illegal or otherwise restraining, enjoining or prohibiting consummation of the Share Purchase (or the consummation of any other transactions contemplated by this Agreement if it would have the effect of restraining or prohibiting the consummation of the Share Purchase).

     Section 6.2 Additional Conditions Precedent to the Obligations of the Buyers to Close. The obligation of the Buyers to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyers, acting jointly:

     (a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement (i) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement, and (ii) that are not so qualified shall be true and correct in all material respects as of the date of this Agreement. The representations and warranties of the Seller contained in the second sentence of Section 3.1(a) and Sections 3.2(a) and (b), 3.3, 3.4(a), the second and fourth sentences of
Section 3.4(b), 3.14 and 3.15 (x) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the Closing Date and (y) that are not so qualified shall be true and correct in all material respects as of the Closing Date.

     (b) Covenants and Agreements. The Seller shall have performed or complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     (c) Officer's Certificate. The Buyers shall have received a certificate, signed on behalf of the Seller by a senior executive officer of the Seller, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

     Section 6.3 Additional Conditions Precedent to the Obligations of the Seller to Close. The obligation of the Seller to consummate the Share Purchase shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived (to the extent legally permitted), in writing, exclusively by the Seller:

     (a) Representations and Warranties. The representations and warranties of the Buyers contained in this Agreement (i) that are qualified by materiality or material adverse effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, and (ii) that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date; provided, however, that representations and warranties that are made as of a specified date shall be true and correct as of such specified date if qualified by materiality or material adverse effect and shall be true and correct in all material respects as of such specified date if not so qualified.

     (b) Covenants and Agreements. Each of the Buyers shall have performed or complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by such Buyer on or prior to the Closing Date.

     (c) Officer's Certificate. The Seller shall have received a certificate, signed on behalf of each Buyer by a senior executive officer of such Buyer, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

     Section 6.4 Frustration of Closing Condition. None of the parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Share Purchase and the other transactions contemplated by this Agreement.

                                  ARTICLE VII

                            TERMINATION OF AGREEMENT

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after obtaining the Requisite Seller
Vote:

     (a) by the mutual written consent of the Buyers, acting jointly, and the Seller;

     (b) by the Buyers, acting jointly, or the Seller:

          (i) if a court of competent jurisdiction or other Governmental Entity shall have issued an Order or Legal Requirement or taken any other action restraining, enjoining or otherwise prohibiting the Share Purchase and such Order, Legal Requirement or other action shall have become final and nonappealable;

          (ii) if the Closing Date shall not have occurred on or before September 30, 2005; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose willful failure to fulfill any covenant or agreement under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Share Purchase by such date; or

          (iii) if the Share Purchase has been submitted to the stockholders of the Seller for approval at a Stockholders' Meeting and the Requisite Seller Vote is not obtained;

     (c) by the Seller, if there shall have occurred, on the part of any Buyer, a breach of any representation, warranty, covenant or agreement contained in this Agreement, which (i) would result in a failure of a condition set forth in 6.3(a) or 6.3(b) and (ii) is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Seller to the Buyers;

     (d) by the Buyers, acting jointly, if there shall have occurred, on the part of the Seller, a breach of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in 6.2(a) or 6.2(b) and (ii) is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Buyers to the Seller;

     (e) by the Seller at any time prior to obtaining the Requisite Seller Vote, if the board of directors of the Seller shall approve, subject to complying with the terms of this Agreement, a Superior Proposal in accordance with Section 5.4; provided, however, that the Seller may not terminate pursuant to this Section 7.1(e) unless:

          (i) the Seller's board of directors authorizes the Seller, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Seller notifies the Buyers in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications); provided, that nothing contained in this Agreement (including Sections 5.4 and 7.1(e)(i)) shall prohibit the Seller from entering into such an agreement prior to terminating this Agreement so long as the enforceability of such agreement against the Seller is subject to, and conditioned upon, the Seller's obligations under Sections 7.1(e)(ii), (iii) and (iv);

          (ii) during the five day period after the Buyers' receipt of the Seller's notice (the "Negotiation Period"), (x) the Seller shall have offered to negotiate with (and, if accepted, negotiate with), and shall have instructed its financial and legal advisors to offer to negotiate with (and if accepted, negotiate with), the Buyers to attempt to make such adjustments in the terms and conditions of this Agreement as will enable the Seller to proceed with this Agreement and (y) the board of directors of the Seller shall have determined in good faith, after consultation with its independent financial adviser and outside legal counsel and, after considering the results of such negotiations and the revised proposal made by the Buyers, if any, that the Superior Proposal giving rise to the Seller's notice (including any subsequent amendments or modifications) continues to be a Superior Proposal;

          (iii) such termination is within five Business Days following the Negotiation Period, if any; and

          (iv) no termination pursuant to this Section 7.1(e) shall be effective unless the Seller shall have made or shall be concurrently making the payment required by Section 7.3.

     (f) by the Buyers, acting jointly:

          (i) if the board of directors of the Seller shall have withdrawn, modified or amended the Seller Board Recommendation in a manner adverse to the Buyers;

          (ii) if the Seller shall fail to include a statement in the Proxy Statement to the effect that its board of directors has determined that the Share Purchase is for the best interests of the Seller;

          (iii) if (A) the Seller shall have entered into a definitive agreement providing for the implementation of, or shall have consummated a transaction with respect to, a Superior Proposal or (B) the Seller or its board of directors publicly announces its intention to do the foregoing; or

          (iv) if the board of directors of the Seller withdraws, modifies, qualifies or amends, or proposes to withdraw, modify, qualify or amend, in a manner adverse to the Buyers, the Seller Board Recommendation.

     Section 7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto, subject, if applicable, to the 30-day cure period under Sections 7.1(c) and 7.1(d). In the event of the termination of this Agreement under Section 7.1, this Agreement shall be void and of no further force or effect, with no liability on the part of any party hereto, except that (a) Section 5.3(b), this
Section 7.2, Section 7.3 and Article VIII shall survive the termination of this Agreement and (b) nothing in this Agreement shall relieve any party from liability for any willful breach of this Agreement or willful failure to perform its obligations under this Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that termination of this Agreement by the Seller pursuant to Section 7.1(e) shall not, by itself, constitute a breach of this Agreement; provided, however, that any such termination shall not preclude the possibility that there has separately been a willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in any confidentiality agreement entered into between the Seller, on the one hand, and the Buyers or any of their Affiliates, on the other hand, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     Section 7.3 Fees and Expenses.

     (a) Except as otherwise set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Share Purchase is consummated.

     (b) All filing fees payable in connection with obtaining any Necessary Consents and Filings shall be paid by the Buyers.

     (c) The Seller shall pay, or cause to be paid, to the Buyers by wire transfer of immediately available funds to an account specified jointly by the Buyers in an amount equal to the sum of (x) US $4,450,000 and (y) the documented out-of-pocket fees and expenses (in an amount not to exceed US $2,000,000) incurred by or on behalf of the Buyers in connection with the due diligence process and the negotiation, execution and delivery of this Agreement:

          (i) if this Agreement is terminated pursuant to Section 7.1(e), in which case payment shall be made prior to or concurrently with such termination; or

          (ii) if (A) the Buyers, acting jointly, or the Seller terminate this Agreement pursuant to Section 7.1(b)(iii), (B) a bona fide Acquisition Proposal was publicly announced and was outstanding (and not withdrawn) at the time of the Stockholders' Meeting and (C) the Seller consummates a transaction with respect to such Acquisition Proposal within one (1) year of such termination, in which case payment shall be made within two (2) Business Days of the consummation of such transaction; or

          (iii) if the Buyers, acting jointly, terminate this Agreement pursuant to Section 7.1(d) as a result of a willful breach by the Seller of any (x) material representation or warranty of the Seller or (y) material covenant of the Seller contained in this Agreement, in which case payment shall be made within two (2) Business Days of such termination.

     (d) The Seller shall pay, or cause to be paid, to the Buyers by wire transfer of immediately available funds to an account specified jointly by the Buyers an amount equal to the documented out-of-pocket fees and expenses (in an amount not to exceed US $2,000,000) incurred by or on behalf of the Buyers in connection with the due diligence process and the negotiation, execution and delivery of this Agreement if the Buyers, acting jointly, or the Seller terminate this Agreement pursuant to Section 7.1(b)(iii); provided, however, that any amounts paid pursuant to this Section 7.3(d) shall be credited against any amounts that may subsequently become payable pursuant to Section 7.3(c)(ii).

     Section 7.4 Amendment. Subject to applicable laws, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after the Requisite Seller Vote is obtained; provided, after any such approval, no amendment shall be made which, under applicable laws or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of the Buyers and the Seller.

     Section 7.5 Extension; Waiver. At any time prior to the Closing Date and subject to applicable laws, any party hereto, by action taken or authorized by its board of directors, may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party in this Agreement or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties contained in this Agreement, or in any instrument delivered pursuant to this Agreement, shall terminate on the Closing Date, and only the covenants or agreements that by their terms survive the Closing Date shall survive the Closing Date.

     Section 8.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business
Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally-recognized courier service. All notices or other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a) if to the Buyers, to:

         First National Holding S.A.
         9B, Boulevard du Prince Henri
         L-1724 Luxembourg
         Attention: Claus Abildstrom
         Fax: 011 45 339 355 30

         and:

         Emergent Telecom Ventures S.A.
         84, rue du Rhone
         Geneva 1207
         Switzerland
         Attention: Mohamed Amersi
         Fax: 011 41 22 752 2202

         and:

         Pisces Investment Limited
         c/o Trident Trust
         Theklas Lyssioti, 29
         Cassandra Center, 2nd Floor
         Office 201/202
         P.C. 3030
         Limassol, Cyprus
         Attention: Michael Davies
         Fax: 011 357 253 618 57

         with a copy to:

         Dickstein Shapiro Morin & Oshinsky LLP
         1177 Avenue of the Americas
         New York, NY 10036
         Attention: Malcolm I. Ross, Esq.
         Fax:  (212) 997-9880

     (b) if to the Seller, to:

         Metromedia International Group, Inc.
         8000 Tower Point Drive
         Charlotte, North Carolina 28227
         Attention: General Counsel
         Facsimile: (704) 845-1835

         with a copy to:

         Paul, Weiss, Rifkind, Wharton & Garrison LLP
         1285 Avenue of the Americas
         New York, NY 10019-6064
         Attention:  James M. Dubin, Esq.
                     Jeffrey D. Marell, Esq.
         Facsimile:  (212) 757-3990

     Section 8.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "include," "includes" and "including" shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns.

     Section 8.4 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Seller Disclosure Letter and the Buyers Disclosure Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that any confidentiality agreement entered into between the Seller and any other party or any affiliate of any other party hereto shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided in the following sentence. The provisions of Section 5.9 are intended to be for the benefit of, and shall be enforceable by, the Employees and their respective heirs and personal representatives, and shall be binding on the Buyers and their successors and assigns. In the event the Buyers or one of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors or assigns of such Buyer, as the case may be, honor the obligations set forth in Section 5.9.

     Section 8.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties to this Agreement. The parties hereto further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

     Section 8.6 Other Remedies; Specific Performance.

     (a) Other Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

     (b) Specific Performance. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 8.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto: (a) agrees that this Agreement involves at least $100,000.00, (b) agrees that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. ss. 2708, (c) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (d) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts; (e) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; (f) irrevocably appoints The Corporation Trust Company in the case of each Buyer and the Corporation Service Company in the case of the Seller as its agent for the sole purpose of receiving service of process or other legal summons in connection with any such dispute, litigation, action or proceeding brought in such courts and agrees that it will maintain The Corporation Trust Company in the case of each Buyer and the Corporation Service Company in the case of the Seller at all times as its duly appointed agent in the State of Delaware for the service of any process or summons in connection with any such dispute, litigation, action or proceeding brought in such courts and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons to it in accordance with, and in the manner provided in, Section 8.2 hereof, with such service deemed effective on the fifth day after the date of such mailing; and (g) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     Section 8.8 Rules of Construction. The parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     Section 8.9 The Buyer Disclosure Letter and Seller Disclosure Letter. The Buyer Disclosure Letter and Seller Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement and nothing in the Buyer Disclosure Letter or Seller Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any representation, warranty, agreement or covenant on the part of the Seller. The inclusion of any matter, information, item or other disclosure set forth in any section of the Buyer Disclosure Letter or Seller Disclosure Letter shall not be deemed to constitute an admission of any liability of the Buyers or the Seller to any third party or otherwise imply that such matter, information or item is material or creates a measure for materiality for purposes of this Agreement, is required to be disclosed under this Agreement, or has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, conditions, financial or otherwise, or results of operations of the Seller or the Buyers, as the case may be. Certain matters disclosed in the Buyer Disclosure Letter and Seller Disclosure Letter are not material and/or have been disclosed for informational purposes only.

     Section 8.10 Limitations on Warranties.

     (a) Except for the representations and warranties contained in this Agreement and any agreements or certificates delivered pursuant to this Agreement, the Seller makes no other express or implied representation or warranty to the Buyers. Each of the Buyers acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of the Seller other than the representations and warranties of the Seller set forth in this Agreement or any agreements or certificates delivered pursuant to this Agreement.

     (b) Except for the representations and warranties contained in this Agreement and any agreements or certificates delivered pursuant to this Agreement, the Buyers make no other express or implied representation or warranty to the Seller. The Seller acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of any of the Buyers other than the representations and warranties of the Buyers set forth in this Agreement or any agreements or certificates delivered pursuant to this Agreement.

     Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that the Buyers may assign any or all of Pisces' rights and interests hereunder to one or more of their controlled Affiliates formed solely for the purposes of engaging in the transactions contemplated by this Agreement, and may designate such Person to perform Pisces' obligations hereunder; provided, further that such assignment is made ten Business Days in advance of the mailing of the Proxy Statement to the Seller's stockholders. Any purported assignment in violation of this Section
8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     Section 8.12 Waiver of Jury Trial. EACH OF THE BUYERS AND THE SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE BUYERS OR THE SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            THE BUYERS:
                                            ----------

                                            EMERGENT TELECOM VENTURES S.A.

                                            By: /s/ Mohamed Amersi
                                                --------------------------------
                                                Name:  Mohamed Amersi
                                                Title: Director

                                            FIRST NATIONAL HOLDING S.A.

                                            By: /s/ Claus Abildstrom
                                                --------------------------------
                                                Name:  Claus Abildstrom
                                                Title: Attorney In Fact

                                            PISCES INVESTMENT LIMITED

                                            By: /s/ Mohamed Amersi
                                                --------------------------------
                                                Name:  Mohamed Amersi
                                                Title: Director


                                            THE SELLER:
                                            ----------

                                            METROMEDIA INTERNATIONAL GROUP, INC.

                                            By: /s/ Mark S. Hauf
                                                --------------------------------
                                                Name:  Mark Hauf
                                                Title: Chairman & CEO

                                                                     Exhibit 2.3


                                 Purchase Price
                                 --------------

Payee                            Wire Transfer Instructions
-----                            --------------------------

Metromedia International Group,
Inc.